Exhibit 99.1

Central European Distribution Corporation Announces Second Quarter 2011 Results; Updates Full Year 2011 Net Sales and Fully Diluted Earnings per Share Guidance

Mt. Laurel, New Jersey, August 4, 2011: Central European Distribution Corporation (NASDAQ: CEDC) today announced its results for the second quarter of 2011. Net sales for the three months ended June 30, 2011 were $212.0 million as compared to $175.6 million reported for the same period in 2010. Operating profit on a comparable basis for the second quarter 2011 was $20.7 million as compared to $44.7 million for 2010. On a comparable basis, CEDC announced a net loss, excluding discontinued operations of $6.7 million, or $0.09 per fully diluted share, for the second quarter of 2011, as compared to net income of $17.6 million, or $0.25 per fully diluted share, for the same period in 2010. CEDC also announced net profit on a U.S. GAAP basis (as hereinafter defined), excluding discontinued operations, for the quarter of $3.0 million or $0.04 per fully diluted share, as compared to net loss of $70.1 million or $1.00 per fully diluted share, for the same period in 2010.

Operating profit on a U.S. GAAP basis for the second quarter 2011 was $16.8 million as compared to $41.2 million for 2010. The number of fully diluted shares used in computing the earnings per share was 72.5 million for 2011 and 70.4 million for 2010. For a complete reconciliation of comparable net income to net income reported under United States Generally Accepted Accounting Principles (“U.S. GAAP”) and comparable operating profit to operating profit reported under U.S. GAAP, please see the section “Unaudited Reconciliation of Non-GAAP Measures”.

William Carey, President and CEO commented, “We were pleased to see the continued development of our Polish business delivering strong double digit volume growth of our domestic vodka, import and export volumes. Zubrowka Biala continues to take share and reached 6.4% market share in June 2011. We expect to see improvement in value versus volume growth in the 2nd half of the year and as we cycle through a normalized 4th quarter we believe we will start to see significant improvement in our top to bottom line performance.”

William Carey, President and CEO continued, “Our Russian business continues to be challenged primarily as a result of the re-licensing process that is impacting spirit producers and wholesalers. We have successfully finished all of our re-licensing as a producer/wholesaler, but continue to see problems within our client base of wholesalers, who continue to struggle through this licensing process, which is affecting our route to market. We have signed up a significant number of new wholesalers to offset some of this disruption and would expect that by the end of August that these issues will be behind us. We are also seeing the effects of the new government regulations regarding payment of spirit excise. We believe the regulations will increase the transparency of the market. The new regulations take effect on September 1, 2011, and generate a 35% increase to the cost of spirit, as well as higher financing costs related to longer excise guarantees. We expect these additional costs to be approximately $11 million for the 2nd half of 2011. We believe these regulations will result in a faster consolidation of the market place, whereby smaller players might find it difficult to meet the more stringent requirements of these new government regulations.”

William Carey, President and CEO continued, “We are also looking forward to the 2nd half of the year in Russia. We have numerous projects planned, including a re-launch of our biggest brand, Green Mark, and restyling of Zhuravli, as well closing one of our production plants and opening a new trading house in Siberia. These projects are all scheduled for the 3rd quarter of 2011. As we cycle off of a weak 2nd half of 2010, together with planned price increases in the 3rd quarter of 2011 and our expectation that relicensing issues with our customers will subside in the 3rd quarter of 2011, we expect to see strong comparable growth of top and bottom line during the 2nd half of 2011.”

Due to the various factors as discussed above, the Company is revising its full year 2011 net sales guidance from $880-$1,080 million to $900-$1,050 million and its full year comparable fully-diluted earnings per share guidance from $1.05-$1.25 to $0.80-$1.00.

CEDC has reported net income and fully diluted net income per share in accordance with GAAP and on a non-GAAP basis, referred to in this release as comparable net income. CEDC’s management believes that the non-GAAP reporting giving effect to the adjustments shown in the attached reconciliation provides meaningful information and an alternative presentation useful to investors’ understanding of CEDC’s core operating results and trends. CEDC discusses results and guidance on a comparable basis in order to give investors better insight into underlying business trends from continuing operations. CEDC’s calculation of these measures may not be the same as similarly named measures presented by other companies. These measures are not presented as an alternative to net income computed in accordance with GAAP as a performance measure, and you should not place undue reliance on such measures. A reconciliation of GAAP to non-GAAP measures can be found in the section “Unaudited Reconciliation of Non-GAAP Measures” at the end of this press release.

CEDC is one of the largest producers of vodka in the world and Central and Eastern Europe’s largest integrated spirit beverage business. CEDC produces the Green Mark, Absolwent, Zubrowka, Bols, Parliament, Zhuravli, Royal and Soplica brands, among others. CEDC currently exports its products to many markets around the world, including the United States, England, France and Japan.

CEDC also is a leading importer of alcoholic beverages in Poland, Russia and Hungary. In Poland, CEDC imports many of the world’s leading brands, including brands such as Carlo Rossi Wines, Concha y Toro wines, Metaxa

Liqueur, Rémy Martin Cognac, Sutter Home wines, Grant’s Whisky, Jagermeister, E&J Gallo, Jim Beam Bourbon, Sierra Tequila, Teacher’s Whisky, Campari, Cinzano, and Old Smuggler. CEDC is also a leading importer of premium spirits and wines in Russia with such brands as Concha y Toro, among others.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding expected sales and earnings guidance, the anticipated acquisition of production and distribution or other regulatory licenses, the impact of government regulations and expectations regarding consumer demand for our products and expected results of, and synergies relating to, our Russian businesses. Forward looking statements are based on our knowledge of facts as of the date hereof and involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by our forward looking statements.

Investors are cautioned that forward looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward looking statements or to make any other forward looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2010, including statements made under the captions “Item 1A. Risks Relating to Our Business” and in other documents filed by CEDC with the Securities and Exchange Commission.

Contact:

In the U.S.:

Jim Archbold

Investor Relations Officer

Central European Distribution Corporation

856-273-6980

In Europe:

Anna Załuska Corporate PR Manager

Central European Distribution Corporation

48-22-456-6000

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEET

Amounts in columns expressed in thousands

(Except share information)

	June 30, 2011 (unaudited)	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$126,534	$122,324
Accounts receivable, net of allowance for doubtful accounts of $34,586 and $20,357 respectively	304,290	478,379
Inventories	137,407	93,678
Prepaid expenses and other current assets	64,603	35,202
Deferred income taxes	94,473	80,956
Debt issuance costs	2,884	2,739

Total Current Assets	730,191	813,278

Intangible assets, net	699,127	627,342
Goodwill, net	1,869,558	1,450,273
Property, plant and equipment, net	224,768	201,477
Deferred income taxes	42,625	44,028
Equity method investment in affiliates	0	243,128
Debt issuance costs	15,110	16,656

Total Non-Current Assets	2,851,188	2,582,904

Total Assets	$3,581,379	$3,396,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$81,931	$114,958
Bank loans and overdraft facilities	65,375	45,359
Income taxes payable	1,190	5,102
Taxes other than income taxes	114,435	182,232
Other accrued liabilities	44,160	55,070
Current portions of obligations under capital leases	916	758
Deferred consideration	0	5,000

Total Current Liabilities	308,007	408,479

Long-term debt, less current maturities	21,592	0
Long-term obligations under capital leases	892	1,175
Long-term obligations under Senior Notes	1,301,942	1,250,758
Long-term accruals	2,368	2,572
Deferred income taxes	185,021	168,527

Total Long-Term Liabilities	1,511,815	1,423,032

Stockholders’ Equity
Common Stock ($0.01 par value, 120,000,000 shares authorized, 72,732,559 and 70,752,670 shares issued at June 30, 2011 and December 31, 2010, respectively)	727	708
Additional paid-in-capital	1,368,202	1,343,639
Retained earnings	164,385	160,250
Accumulated other comprehensive income	228,393	60,224
Less Treasury Stock at cost (246,037 shares at June 30, 2011 and December 31, 2010, respectively)	(150)	(150)

Total Stockholders’ Equity	1,761,557	1,564,671

Total Liabilities and Stockholders’ Equity	$3,581,379	$3,396,182

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

Amounts in columns expressed in thousands

(Except per share information)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Sales	$440,001	$379,874	$776,140	$710,768
Excise taxes	(228,044)	(204,277)	(407,472)	(385,365)
Net sales	211,957	175,597	368,668	325,403
Cost of goods sold	126,715	87,119	224,089	162,793

Gross profit	85,242	88,478	144,579	162,610

Operating expenses	68,418	47,252	126,295	96,130
Gain on remeasurement of previously held equity interests	0	0	(7,898)	0

Operating income	16,824	41,226	26,182	66,480

Non operating income / (expense), net
Interest income / (expense), net	(28,361)	(26,423)	(55,213)	(52,099)
Other financial income / (expense), net	18,748	(111,698)	49,794	(76,786)
Other non operating income / (expense), net	(2,661)	6,638	(3,637)	(11,352)

Income / (loss) before taxes and equity in net income from unconsolidated investments	4,550	(90,257)	17,126	(73,757)

Income tax benefit / (expense)	(1,536)	17,918	(4,177)	14,748
Equity in net income / (losses) of affiliates	0	2,265	(8,814)	444

Income / (loss) from continuing operations	3,014	(70,074)	4,135	(58,565)

Discontinued operations
Loss from operations of distribution business	0	(7,963)	0	(42,685)
Income tax benefit / (expense)	0	41	0	(110)

Loss on discontinued operations	0	(7,922)	0	(42,795)

Net income / (loss)	3,014	(77,996)	4,135	(101,360)

Income / (loss) from continuing operations per share of common stock, basic	$0.04	($1.00)	$0.06	($0.84)
Income / (loss) from discontinued operations per share of common stock, basic	$0.00	($0.11)	$0.00	($0.61)
Net income / (loss) from operations per share of common stock, basic	$0.04	($1.11)	$0.06	($1.45)

Income from continuing operations per share of common stock, diluted	$0.04	($1.00)	$0.06	($0.84)
Income / (loss) from discontinued operations per share of common stock, diluted	$0.00	($0.11)	$0.00	($0.61)
Net income / (loss) from operations per share of common stock, diluted	$0.04	($1.11)	$0.06	($1.45)

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW

Amounts in columns expressed in thousands

	Six months ended June 30,
	2011	2010
Cash flows from operating activities of continuing operations
Net income / (loss)	$4,135	($101,360)
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Net loss from discontinued operations	0	42,795
Depreciation and amortization	10,765	8,389
Deferred income taxes	(4,216)	(20,305)
Unrealized foreign exchange gains	(50,732)	82,679
Cost of debt extinguishment	0	14,114
Stock options fair value expense	1,336	1,672
Dividends received	0	11,399
Equity (income)/loss in affiliates	8,814	(444)
Gain on fair value remeasurement of previously held equity interest	(6,397)	0
Other non cash items	2,803	11,919
Changes in operating assets and liabilities:
Accounts receivable	270,364	149,610
Inventories	(2,353)	3,890
Prepayments and other current assets	(18,887)	(4,750)
Trade accounts payable	(83,383)	(42,918)
Other accrued liabilities and payables	(89,111)	(114,152)

Net cash provided by operating activities from continuing operations	43,138	42,538

Cash flows from investing activities of continuing operations
Purchase of fixed assets	(3,181)	(1,306)
Purchase of intangibles	(693)	0
Changes in restricted cash	0	481,419
Purchase of trademarks	(17,473)	(6,000)
Acquisitions of subsidiaries, net of cash acquired	(24,124)	(135,964)

Net cash provided by / (used in) investing activities from continuing operations	(45,471)	338,149

Cash flows from financing activities of continuing operations
Borrowings on bank loans and overdraft facility	30,983	18,568
Payment of bank loans, overdraft facility and other borrowings	(34,401)	(21,664)
Payment of Senior Secured Notes	0	(367,954)
Repayment of obligation to former shareholders	0	7,500
Decrease in short term capital leases payable	(277)	0
Increase in short term capital leases payable	0	244
Options exercised	72	1,976

Net cash used in financing activities from continuing operations	(3,623)	(361,330)

Cash flows from discontinued operations
Net cash used in operating activities of discontinued operations	0	1,625
Net cash provided by investing activities of discontinued operations	0	(330)
Net cash provided by financing activities of discontinued operations	0	(1,841)

Net cash used in discontinued operations	0	(546)

Adjustment to reconcile the change in cash balances of discontinued operations	0	546
Currency effect on brought forward cash balances	10,166	(20,236)
Net increase in cash	4,210	(879)
Cash and cash equivalents at beginning of period	122,324	126,439

Cash and cash equivalents at end of period	$126,534	$125,560

Supplemental Schedule of Non-cash Investing Activities
Common stock issued in connection with investment in subsidiaries	$23,175	$41,344

Supplemental disclosures of cash flow information
Interest paid	$44,251	$75,051
Income tax paid	$8,950	$18,053

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

Amounts in columns expressed in thousands

(Except per share information)

	GAAP Q2-11	A FX	B APB 14	C Restructuring Costs	D Other Adjustments	Comparable Q2-11
Sales	$440,001	$0	$0	$0	$0	$440,001
Excise taxes	(228,044)	0	0	0	0	(228,044)
Net Sales	211,957	0	0	0	0	211,957
Cost of goods sold	126,715	0	0	0	0	126,715

Gross Profit	85,242	0	0	0	0	85,242

	40.22%					40.22%
Operating expenses	68,418	0	0	0	(3,904)	64,514

Operating Income	16,824	0	0	0	3,904	20,728

	7.94%					9.78%
Non operating income / (expense), net
Interest income / (expense), net	(28,361)	0	1,076	0	0	(27,285)
Other financial income / (expense), net	18,748	(18,748)	0	0	0	0
Other non operating income, net	(2,661)		0	601	0	(2,060)

Income / (loss) before taxes and equity in net income from unconsolidated investments	4,550	(18,748)	1,076	601	3,904	(8,617)

Income tax benefit / (expense)	(1,536)	3,750	(377)	(126)	172	1,883

Net income /(loss)	$3,014	($14,998)	$699	$475	$4,076	($6,734)

Net income / (loss) from continuing operations per share of common stock, basic	$0.04					($0.09)

Net income / (loss) from continuing operations per share of common stock, diluted	$0.04					($0.09)

A.	Represents the net after tax impact of the foreign currency revaluation related to our USD and EUR liabilities as a majority of these have been lent down to entities that have the Polish Zloty or Russian Ruble as their functional currency Also includes the proportional net after tax impact of the foreign currency revaluation related to the foreign currency liabilities included in the earnings of the Russian Alcohol Group as it has the Russian Ruble as its functional currency.
B.	In May 2008, the FASB issued FSP APB 14-1, which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 will impact the accounting associated with our $310.0 million senior convertible notes. This FSP requires us to recognize additional non-cash interest expense on a retrospective basis, based on the market rate for similar debt instruments without the conversion feature. Furthermore, it requires recognizing interest expense in prior periods pursuant to the retrospective accounting treatment. FSP APB 14-1 has become effective beginning in our first quarter of 2009 and is required to be applied retrospectively to all presented periods, as applicable.
C.	Represents one-off restructuring costs associated with the restructuring the Russian Alcohol Group, composed primarily of write-offs of old stock.
D.	Includes elimination costs associated with the re-licensing in Russia. Primarily consists of costs related to facility improvements and preparation of facilities for inspection as well as accounts receivables related to wholesalers who did not obtain required wholesale licenses.

	Q2-10	FX	APB 14	Restructuring Costs	Other Adjustments	Q2-10
Sales	$379,874	$0	$0	$0	$0	$379,874
Excise taxes	(204,277)	0	0	0	0	(204,277)
Net Sales	175,597	0	0	0	0	175,597
Cost of goods sold	87,119	0	0	0	0	87,119

Gross Profit	88,478	0	0	0	0	88,478

	50.39%					50.39%
Operating expenses	47,252	0	0	(3,019)	(500)	43,733

Operating Income	41,226	0	0	3,019	500	44,745

	23.48%					25.48%
Non operating income / (expense), net
Interest income / (expense), net	(26,423)	0	1,018	0	0	(25,405)
Other financial income / (expense), net	(111,698)	111,698	0	0	0	0
Other non operating income / (expense), net	6,638	0	0	825	(7,642)	(179)

Income / (loss) before taxes and equity in net income from unconsolidated investments	(90,257)	111,698	1,018	3,844	(7,142)	19,161

Income tax benefit / (expense)	17,918	(22,005)	(356)	(730)	1,352	(3,821)
Equity in net income / (losses) of affiliates	2,265	0	0	0	0	2,265

Net income / (loss) from continuing operations	($70,074)	$89,693	$662	$3,114	($5,790)	$17,605

Discontinued operations
Loss from operations of distribution business	(7,963)	0	0	0	0	(7,963)
Income tax (expense)	41	0	0	0	0	41

Loss on discontinued operations	($7,922)	$0	$0	$0	$0	($7,922)

Net income /(loss)	($77,996)	$89,693	$662	$3,114	($5,790)	$9,683

Net income / (loss) from continuing operations per share of common stock, basic	($1.00)					$0.25

Net income / (loss) from discontinued operations per share of common stock, basic	($0.11)					($0.11)

Net income / (loss) from continuing operations per share of common stock, diluted	($1.00)					$0.25

Net income / (loss) from discontinued operations per share of common stock, diluted	($0.11)					($0.11)

A.	Represents the net after tax impact of the foreign currency revaluation related to our USD and EUR liabilities as a majority of these have been lent down to entities that have the Polish Zloty or Russian Ruble as their functional currency Also includes the proportional net after tax impact of the foreign currency revaluation related to the foreign currency liabilities included in the earnings of the Russian Alcohol Group as it has the Russian Ruble as its functional currency.
B.	In May 2008, the FASB issued FSP APB 14-1, which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 will impact the accounting associated with our $310.0 million senior convertible notes. This FSP requires us to recognize additional non-cash interest expense on a retrospective basis, based on the market rate for similar debt instruments without the conversion feature. Furthermore, it requires recognizing interest expense in prior periods pursuant to the retrospective accounting treatment. FSP APB 14-1 has become effective beginning in our first quarter of 2009 and is required to be applied retrospectively to all presented periods, as applicable.
C.	Represents one-off restructuring costs associated with the integration of Parliament and the Russian Alcohol Group.
D.	The adjustment to other non-operating income eliminates the dividend income receive from its Polish Wholesale business which is accounted for as a discontinued operation and was fully disposed of on August 2, 2010. The adjustment to operating expenses represents the legal and professional service costs related to the potential acquisition of Nemiroff, which was ultimately not pursued by the Company.

Full Year 2011 Comparable EPS RECONCILIATION

Full Year Guidance, 12 Months Ending December 31,	2011
Range for GAAP Fully Diluted Earnings per Share	$1.30
$1.50

A. Foreign exchange impact related to USD and EUR denominated financing	($0.55)
B. Impact of adoption of ABP14	$0.02
C. Restructuring Costs	$(0.02)
D. Other	$0.05

Range for Comparable non-GAAP Fully Diluted Earnings per Share	$0.80
$1.00

A.	Represents the net after tax impact of the foreign currency revaluation related to our USD and EUR liabilities as a majority of these have been lent down to entities that have the Polish Zloty or Russian Ruble as their functional currency Also includes the proportional net after tax impact of the foreign currency revaluation related to the foreign currency liabilities included in the earnings of the Russian Alcohol Group as it has the Russian Ruble as its functional currency.
B.	In May 2008, the FASB issued FSP APB 14-1, which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 will impact the accounting associated with our $310.0 million senior convertible notes. This FSP requires us to recognize additional non-cash interest expense on a retrospective basis, based on the market rate for similar debt instruments without the conversion feature. Furthermore, it requires recognizing interest expense in prior periods pursuant to the retrospective accounting treatment. FSP APB 14-1 has become effective beginning in our first quarter of 2009 and is required to be applied retrospectively to all presented periods, as applicable.
C.	Represents one-off restructuring costs associated with the restructuring the Russian Alcohol Group, composed primarily of write-offs of old stock.
D.	Includes elimination of one time gain of $7.8 million related to the revaluation of the previously held equity interest in the Whitehall Group, recognized at the time of consolidation in February 2011, the $0.9 million loss in the first quarter of the Bravo business incurred due to the failure to get renewal of the production license (received back in the beginning of April 2011) and the $0.9 million reversal of management fees charged by the former management of the Whitehall group prior to the buyout in Q1 2011. Also includes the elimination of equity in net earnings of affiliates which includes the results of the Moet Hennessey Joint Venture which was sold in March, 2011 as well as certain one of costs associated with the acquisition of the Whitehall Group in February 2011. Also includes elimination costs associated with the re-licensing in Russia. These costs primarily consists of costs related to facility improvements and preparation of facilities for inspection as well as accounts receivables related to wholesalers who did not obtain required wholesale licenses.